Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333 - 81067) and Form S-8 (No. 2 - 78324, No. 33 - 69224, No. 33 - 83400, No. 333 - 09271, No. 333 - 64043, No. 333 - 84237, No. 333 - 47794, No. 333 - 66138, No. 333 - 108842, No. 333 - 126702 and No. 333 - 137896) of Standard Microsystems Corporation of our report dated April 30, 2007, relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
New York, New York
April 30, 2007